UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCANA CORPORATION	South Carolina	57-0784499
SOUTH CAROLINA ELECTRIC & GAS COMPANY	South Carolina	57-0248695
(Exact name of registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 SCANA Parkway, Cayce, South Carolina 29033
(803) 217-9000
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Jim Odell Stuckey, Esq.
Senior Vice President and General Counsel
100 SCANA Parkway
Cayce, South Carolina 29033
(803) 217-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
John W. Currie, Esq. McNair Law Firm, P.A. 1221 Main Street, 18th Floor Columbia, South Carolina 29201 (803) 799-9800	R. Mason Bayler, Jr., Esq. Troutman Sanders LLP 1001 Haxall Point Richmond, Virginia 23219 (804) 697-1200

Approximate date of commencement of proposed sale to the public: After the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ❑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❑

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❑

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ❑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

SCANA Corporation	Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐
South Carolina Electric & Gas Company	Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. SCANA Corporation ☐ South Carolina Electric & Gas Company  ☐

CALCULATION OF REGISTRATION FEE

	Amount to be registered(1)(2)	Proposed maximum offering price per unit(1)(2)(3)	Proposed maximum aggregate offering price(1)(2)(3)	Amount of registration fee(4)

SCANA Corporation
Medium Term Notes
Common Stock

South Carolina Electric & Gas Company
First Mortgage Bonds

(1)	Not applicable pursuant to Form S-3 General Instruction II.E.

(2)
An unspecified amount of securities of each identified class is being registered by SCANA Corporation (“SCANA”) and South Carolina Electric & Gas Company (“SCE&G”) as may from time to time be offered at indeterminate or unspecified prices.

(3)	Exclusive of accrued interest, distributions and dividends, if any.

(4)	In reliance upon Rule 456(b) and Rule 457(r) under the Securities Act, the registrants are electing to defer payment of all of the registration fee.

Prospectus
SCANA Corporation
South Carolina Electric & Gas Company
100 SCANA Parkway
Cayce, South Carolina 29033 (803) 217-9000

SCANA CORPORATION

Medium Term Notes and Common Stock

SOUTH CAROLINA ELECTRIC & GAS COMPANY

First Mortgage Bonds

This prospectus contains summaries of the general terms of Medium Term Notes (the "Notes") and Common Stock (the "Common Stock") to be issued by SCANA Corporation ("SCANA") and First Mortgage Bonds (the "Bonds") to be issued by South Carolina Electric & Gas Company ("SCE&G"). You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest.

The Common Stock is listed on The New York Stock Exchange under the symbol "SCG." Unless otherwise indicated in a prospectus supplement, the other securities described in this prospectus will not be listed on a national securities exchange.

Investing in these securities involves risks. See "RISK FACTORS" beginning on page 1 herein to read about certain factors you should consider before buying these securities.
We urge you to carefully read this prospectus and the applicable prospectus supplement, which will describe the specific terms of the offering, before you make your investment decision.

A prospectus supplement will name any agents or underwriters involved in the sale of these securities and will describe any compensation not described in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf registration process, we may sell any or all of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of these securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the relevant prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."

As used in this prospectus, "SCANA" refers to SCANA Corporation and "SCE&G" refers to South Carolina Electric & Gas Company. The terms "we," "us" and "our" refer to SCANA when discussing the securities to be issued by SCANA, SCE&G when discussing the securities to be issued by SCE&G, and collectively to SCANA and SCE&G where the context requires. The term "Company" refers to SCANA and its subsidiaries.

RISK FACTORS

Investing in our securities involves a significant degree of risk. In deciding whether to invest in our securities, you should carefully consider those risk factors included in Item 1A, Risk Factors, of our most recent annual reports on Form 10-K, as supplemented by our quarterly reports after such annual reports on Form 10-Q, each of which is incorporated herein by reference, and those risk factors that may be included in the applicable prospectus supplement, together with all of the other information presented in this prospectus, any prospectus supplement and the documents we have incorporated by reference. Each of these factors could materially adversely affect our operations, financial results and the market price of our securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Statements included in this prospectus, any prospectus supplement and the documents incorporated by reference herein which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, but are not limited to, statements concerning the proposed merger with Dominion Energy, Inc. (“Dominion Energy”), recovery of abandonment costs associated with the abandoned construction of the hereinafter defined Unit 2 and Unit 3 ("Nuclear Project"), key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated capital and other expenditures.  In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “targets,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements due to the information being of a preliminary nature and subject to further and/or continuing review and adjustment. Other important factors that could cause such material differences include, but are not limited to, the following:

(1) the occurrence of any event, change or other circumstances that could give rise to the failure by the Company to consummate the proposed merger with Dominion Energy; (2) the ability of the Company to recover through rates the costs expended on the abandoned nuclear Units 2 and 3 at V.C. Summer Nuclear Station ("Unit 2" and "Unit 3"), and a reasonable return on those costs, under the abandonment provisions of the Base Load Review Act (the “BLRA”) or through other means; (3) uncertainties relating to the bankruptcy filing by Westinghouse Electric Company LLC and WECTEC Global Project Services, Inc.; (4) further changes in tax laws and realization of tax benefits and credits, and the ability or inability to realize credits and deductions, particularly in light of the abandonment of Unit 2 and Unit 3; (5) legislative and regulatory actions, particularly changes related to electric and gas services, rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations including any imposition of fees or taxes on carbon emitting generating facilities, the BLRA, and any actions affecting the abandonment of Unit 2 and Unit 3; (6) current and future litigation, including particularly litigation or government investigations or actions involving or arising from the construction or abandonment of Unit 2 and Unit 3 or arising from the proposed merger with Dominion Energy; (7) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity, and the effect of rating agency actions on the Company’s cost of and access to capital and sources of liquidity; (8) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed which may be highly specialized or in short supply, at agreed upon quality and prices, for our construction program, operations and maintenance; (9) the results of efforts to ensure the physical and cyber security of key assets and processes; (10) changes in the economy, especially in areas served by subsidiaries of SCANA; (11) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (12) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (13) the loss of electricity sales to distributed generation, such as solar photovoltaic systems or energy storage systems; (14) growth opportunities for SCANA’s regulated and other subsidiaries; (15) the effects of weather, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries are located and in areas served by SCANA’s subsidiaries; (16) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (17) payment and performance by counterparties and customers as contracted and when due; (18) the results of efforts to license, site, construct and finance facilities, and to receive related rate recovery, for generation and transmission; (19) the results of efforts to operate the Company's electric and gas systems and assets in accordance with acceptable performance standards, including the impact of additional distributed generation; (20) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (21) the availability of skilled, licensed and experienced human resources to properly manage, operate, and grow the Company’s businesses, particularly in light of uncertainties with respect to legislative and regulatory actions surrounding recovery of Nuclear Project costs and the announced potential merger; (22) labor disputes; (23) performance of SCANA’s pension plan assets and the effect(s) of associated discount rates; (24) inflation or deflation; (25) changes in interest rates; (26) compliance with regulations; (27) natural disasters, man-made mishaps and acts of terrorism that directly affect our operations or the regulations governing them; and (28) the other risks and uncertainties described from time to time in the reports filed by SCANA or SCE&G with the SEC.

We disclaim any obligation to update any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. SCANA's file number with the SEC is 001-08809 and SCE&G's file number with the SEC is 001-03375. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also read and copy these documents at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not repeat important information that you can find elsewhere in the registration statement and in the reports and other documents which we file with the SEC under the Exchange Act. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings (other than any portions of those documents not deemed to be filed) made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until all of the securities to which this prospectus relates are sold or the offering is otherwise terminated:

SCANA

•	Annual Report on Form 10-K for the year ended December 31, 2017;

•	Current Reports on Form 8-K, filed on January 4, 2018, January 5, 2018 and January 26, 2018;

•	the description of the Common Stock contained in SCANA's Registration Statement under the Exchange Act on Form 8-B dated November 6, 1984, as amended May 26, 1995.

SCE&G

•	Annual Report on Form 10-K for the year ended December 31, 2017;

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number, as the case may be:

Investor Relations
SCANA Corporation
220 Operation Way
Cayce, South Carolina 29033
(803) 217-9000

You may obtain more information by contacting our Internet website, at http://www.scana.com (which is not intended to be an active hyperlink). The information on our Internet website (other than the documents expressly incorporated by reference as set forth above) is not incorporated by reference in this prospectus, and you should not consider it part of this prospectus.

You should rely only on the information we incorporate by reference or provide in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

THE REGISTRANTS

SCANA is an energy-based holding company which, through its subsidiaries, engages principally in electric and natural gas utility operations and other energy-related businesses. Through its subsidiaries, the Company serves more than 719,000 electric customers in South Carolina and more than 1.3 million natural gas customers in South Carolina, North Carolina and Georgia.

SCANA is a South Carolina corporation with general business powers, and was incorporated on October 10, 1984. SCANA's principal executive office is located at 100 SCANA Parkway, Cayce, South Carolina 29033, telephone (803) 217-9000, and its mailing address is 220 Operation Way, Cayce, South Carolina 29033-3701.

Regulated Utilities

The Company operates its regulated utility businesses in North Carolina and South Carolina through wholly-owned subsidiaries. These regulated businesses continue to be the foundation of the Company's operations. The following is a discussion of the Company's principal regulated utility subsidiaries.

SCE&G.    SCE&G is a South Carolina corporation with general business powers, and was incorporated on July 19, 1924. SCE&G is a public utility engaged in the generation, transmission, distribution and sale of electricity and the purchase, sale and transportation of natural gas in South Carolina. SCE&G's electric service area extends into 24 counties covering nearly 16,000 square miles in the central, southern and southwestern portions of South Carolina. SCE&G's service area for natural gas encompasses approximately 23,000 square miles in all or part of 35 counties in South Carolina. The total population of the counties representing SCE&G's combined service area is more than 3.4 million. SCE&G's principal executive office is located at 100 SCANA Parkway, Cayce, South Carolina 29033, telephone (803) 217-9000, and its mailing address is 220 Operation Way, Cayce, South Carolina 29033-3701.

SCE&G provides all of its electric generation capacity through its own facilities and through the purchase of all of the electric generation of Williams Station, which is owned by South Carolina Generating Company, Inc. ("GENCO"), a wholly owned subsidiary of SCANA.

PSNC Energy.    Public Service Company of North Carolina, Incorporated ("PSNC Energy") is a public utility engaged primarily in purchasing, selling and transporting natural gas to approximately 563,000 residential, commercial and industrial customers in North Carolina. PSNC Energy's franchised service area includes 28 counties covering approximately 12,000 square miles of North Carolina.

PSNC Energy is regulated by the North Carolina Utilities Commission ("NCUC"). PSNC Energy's rates are established using a benchmark cost of gas approved by the NCUC, which may be modified periodically to reflect changes in the market price of natural gas and, through operation of the Customer Usage Tracker, PSNC Energy's base rates for residential and commercial customers are also adjusted based on average per customer consumption. The NCUC reviews PSNC Energy's gas purchasing practices each year.

Principal Nonregulated Business

SCANA Energy.    SCANA Energy Marketing, Inc. ("SCANA Energy") markets natural gas primarily in the southeastern United States, and provides energy-related risk management services to producers and customers. A division of SCANA Energy sells natural gas in Georgia's deregulated natural gas market and serves as Georgia's regulated provider under a contract with the Georgia Public Service Commission.

The information above concerning us and our subsidiaries is only a summary and does not purport to be comprehensive. For additional information concerning us and our subsidiaries, you should refer to the information described in "WHERE YOU CAN FIND MORE INFORMATION."

RATIO OF EARNINGS TO FIXED CHARGES

Our historical ratios of earnings (loss) to fixed charges are as follows:

	Years ended December 31,
	2017	2016	2015	2014	2013
SCANA	0.43	3.38	4.40	3.39	3.22
SCE&G	(0.10)	3.66	3.69	3.77	3.48

The earnings deficiency below fixed charges for 2017 is approximately $219.1 million for the Company and approximately $338.0 million for SCE&G. Ratios for 2017 reflect impairment losses related to the Nuclear Project.

For purposes of these ratios, earnings represent pre-tax income (loss) from continuing operations before adjustment for income or loss from equity investees plus fixed charges. Fixed charges represent interest charges and the estimated interest portion of annual rentals.

USE OF PROCEEDS

Unless we state otherwise in a prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus will be used for financing capital expenditures, for refunding, redeeming or retiring debt and for other general corporate purposes. Pending application of the net proceeds for specific purposes, we may invest the proceeds in short-term or marketable securities.

DESCRIPTION OF THE MEDIUM TERM NOTES

General

SCANA will issue the Notes under an Indenture dated as of November 1, 1989 (the "Note Indenture"), between SCANA and The Bank of New York Mellon Trust Company, N. A. (successor to The Bank of New York), as trustee (the "Note Trustee"). A copy of the Note Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The information in this section "DESCRIPTION OF THE MEDIUM TERM NOTES" briefly outlines some of the provisions of the Note Indenture. Please review the Note Indenture that we filed with the SEC for a full statement of those provisions. See "WHERE YOU CAN FIND MORE INFORMATION" on how to obtain a copy of the Note Indenture. You may also review the Note Indenture at the Note Trustee's offices at 101 Barclay Street 8W, New York, New York 10286.

Capitalized terms used and defined under this heading "DESCRIPTION OF THE MEDIUM TERM NOTES" have the meanings given such terms as defined herein. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings given those terms in the Note Indenture. The summaries under this heading "DESCRIPTION OF THE MEDIUM TERM NOTES" are not detailed. Whenever particular provisions of the Note Indenture or terms defined in the Note Indenture are referred to, those statements are qualified by reference to the Note Indenture. References to article and section numbers under this heading "DESCRIPTION OF THE MEDIUM TERM NOTES," unless otherwise indicated, are references to article and section numbers of the Note Indenture.

The Notes and all other debentures, notes or other evidences of indebtedness issued under the Note Indenture (referenced in this section as "debt securities") will be unsecured and will in all respects be equally and ratably entitled to the benefits of the Note Indenture, without preference, priority or distinction, and will rank equally with all other unsecured and unsubordinated indebtedness of SCANA. The Note Indenture does not limit the amount of debt securities that can be issued thereunder, and provides that our Notes may be executed in one or more series, as established in or pursuant to a board resolution and set forth in an officers' certificate or established in one or more supplemental indentures, and authenticated and delivered upon the delivery to the Note Trustee of such company orders, opinions and officers' certificates as may be required under the Note Indenture. (Sections 301 and 302) The Note Indenture also allows us to "reopen" any series of debt securities (including any series of Notes) by issuing additional debt securities of that series, if permitted by the terms of that series.

Each prospectus supplement which accompanies this prospectus in connection with an offering of Notes will set forth some or all of the following information to describe a particular series of Notes:

• any limit upon the aggregate principal amount of the Notes;

• the date or dates on which the principal of the Notes will be payable;

• the rate or rates at which the Notes will bear interest, if any (or the method of calculating the rate); the date or dates from which the interest will accrue; the date or dates on which the interest will be payable ("Interest Payment Dates"); the record dates for the interest payable on the Interest Payment Dates; and the basis upon which interest will be calculated if other than of a 360-day year of twelve 30-day months;

• any option on the part of us or the holders thereof to redeem the Notes and redemption terms and conditions;

• any obligation on our part to redeem or purchase the Notes in accordance with any sinking fund or analogous provisions or at the option of the holder and the relevant terms and conditions for that redemption or purchase;

• the denominations of the Notes;

• whether the Notes are subject to a book-entry system of transfers and payments; and

• any other particular terms of the Notes and of their offering. (Section 301)

Payment of Notes; Transfers; Exchanges

Unless otherwise provided in a prospectus supplement, we will pay any interest due on each Note to the person in whose name that Note is registered as of the close of business on the record date relating to each Interest Payment Date. However, we will pay interest when the Notes mature (whether the Notes mature on their stated date of maturity, the date the Notes are redeemed or otherwise) to the person to whom the principal payment on the Notes is paid. If there is a default in the payment of interest on the Notes, we may either (1) choose a special record date which special record date is between ten and fifteen days prior to a payment date and pay on that payment date the holders of the Notes as of the close of business on that special record date, or (2) pay the holders of the Notes in any other lawful manner, all as more fully described in the Note Indenture. (Section 307)

We will pay principal of, and any premium and interest due on, the Notes at maturity or upon earlier redemption or repayment of a Note upon surrender of that Note at the office of the paying agent (currently, the Note Trustee in New York, New York). (Sections 307, 308, 1001 and 1105) The applicable prospectus supplement identifies any other place of payment and any other paying agent. We may change the place at which the Notes will be payable, may appoint one or more additional paying agents and may remove any paying agent, all at our discretion. (Section 1002) Further, if we provide money to a paying agent to be used to make payments of principal of, premium (if any) or interest on any Note and that money has not rightfully been claimed two years after the applicable principal, premium or interest payment is due, then we may instruct the paying agent to remit that money to us, and any holder of a Note seeking those payments may thereafter look only to us for that money. (Section 1003)

Except as provided in a prospectus supplement, if principal of or premium (if any) or interest on the Notes is payable on a day which is not a Business Day, payment thereof will be postponed to the next Business Day, and no additional interest will accrue as a result of the delayed payment. (Section 114)

"Business Day" means any day other than a Saturday or Sunday that is not a day on which banking institutions in Washington, D.C., or in New York, New York, are authorized or obligated by law or executive order to be closed.

The "record date" will be 15 calendar days prior to each Interest Payment Date, whether or not that day is a Business Day, unless otherwise indicated in this prospectus or in the applicable prospectus supplement.

You may transfer or exchange the Notes for other Notes of the same series, in authorized denominations (which are, unless otherwise stated in the prospectus supplement, denominations of $1,000 and any integral multiple thereof), and of like aggregate principal amount, at our office or agency in New York, New York (currently, the Note Trustee). At our discretion, we may change the place for registration and transfer of the Notes, and we may appoint one or more additional security registrars and remove any security registrar. The prospectus supplement will identify any additional place for registration of transfer and any additional security registrar. You are not responsible for paying a service charge for any transfer or exchange of the Notes, but you may have to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Notes. (Sections 305, 307 and 1002)

Redemptions

The Notes are subject to redemption prior to their stated maturity, as set forth in the relevant prospectus supplement. (Section 1101) If we redeem some or all of the Notes, the Note Trustee must notify you between 30 and 60 (or such shorter period specified in the applicable prospectus supplement) days before the redemption date (by first-class mail, postage prepaid) that some or all of the Notes will be redeemed. (Sections 106 and 1104) Further, if only a part of a Note is redeemed, then the holder of the unredeemed part of that Note will receive one or more new Notes. (Section 1107) The Notes will not be subject to any sinking fund. (Section 1201)

Notwithstanding the foregoing, at any time, we may purchase the Notes or beneficial ownership interests in the Notes (if they are held in book-entry form) at any price in the open market or otherwise. In our sole discretion, we may hold, resell or retire any Notes or beneficial ownership interests in those Notes that we purchase.

Defaults

The following are defaults under the Note Indenture with respect to debt securities issued under the Note Indenture:

(1)	We fail to make payment of principal and premium (if any) on the debt securities when due and payable at maturity,

(2)	We fail to make payment of any interest or any other amount when due and payable on the debt securities, and such default continues for a period of 30 days;

(3)	We fail to deposit any sinking fund payment when due and payable on the debt securities, and such default continues for a period of three Business Days;

(4)	We file for bankruptcy or certain other events involving insolvency, receivership or bankruptcy occur;

(5)	We fail to perform certain covenants or agreements contained in the Note Indenture or the occurrence of other events specified as defaults with respect to the debt securities;

(6) Either we or our principal subsidiaries (notably SCE&G and GENCO) fail to make payment on certain indebtedness or otherwise fail to perform under such indebtedness or the mortgage, indenture or other instrument authorizing, relating to or securing such indebtedness.

Certain of these events become defaults only after the lapse of prescribed periods of time and/or notice from the Note Trustee. (Section 501)

Upon the occurrence of a default under the Note Indenture, either the Note Trustee or the holder of at least 25% in principal amount of outstanding debt securities of the affected series may declare the principal of all outstanding debt securities of that series immediately due and payable. However, if the default is cured, the holders of a majority in principal amount of outstanding debt securities of the affected series may rescind that declaration and annul the declaration and its consequences. (Section 502)

The holders of a majority in principal amount of outstanding debt securities of the affected series may direct the time, method and place of conducting any proceeding for the enforcement of the Note Indenture. (Section 512)

No holder of any debt security of any series has the right to institute any proceeding with respect to the Note Indenture unless:

•	the holder previously gave written notice of a continuing event of default relating to the debt securities of that series to the Note Trustee,

•
the holders of more than 25% in principal amount of outstanding debt securities of the affected series offer to the Note Trustee reasonable indemnity against costs and liabilities and request the Note Trustee to take action, and the Note Trustee declines to take action for 60 days after receipt of such request, and

•	the holders of a majority in principal amount of outstanding debt securities of the affected series give no inconsistent direction during such 60-day period;

provided, however, that each holder of a Note shall have the right to enforce payment of that Note when due. (Sections 507 and 508)

The Note Trustee must notify the holders of the debt securities of any series within 90 days after a default has occurred with respect to those debt securities, unless that default has been cured or waived, provided, however, except in the case of default in the payment of principal of, premium (if any), or interest or other amount payable on any debt security, the Note Trustee may withhold the notice if it determines that it is in the interest of those holders to do so. (Section 602)

We are required under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), to furnish to the Note Trustee at least once every year a certificate as to our compliance with the conditions and covenants under the Note Indenture and to deliver reports, information and other documents to the Note Trustee and to file certain documents with the SEC. (Sections 704 and 1005)

Covenants, Consolidation, Merger, Etc.

The Note Indenture provides that we will keep the property that we use in our business, or in the business of our subsidiaries, in good working order, and will improve it as necessary to properly conduct our business and that of our subsidiaries, as the case may be. (Section 1007) Except as described in the next paragraph, the Note Indenture provides that we will also maintain our corporate existence, rights and franchises and those of SCE&G and GENCO (collectively, our "Principal Subsidiaries"). (Section 1006) However, we are not required to preserve (a) the corporate existence of any of our subsidiaries other than our Principal Subsidiaries or (b) any such right or franchise if we determine that its preservation is not desirable in the conduct of our business or the business of our subsidiaries, consolidated as a whole, or its loss is not disadvantageous in any material respect to the holders of the outstanding debt securities of any series. (Section 1006)

The Note Indenture provides that we may, without the consent of the holders of the debt securities, consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge into another corporation, provided that (1) we are the continuing corporation, or, if not, the successor corporation assumes by a supplemental indenture our obligations under the Note Indenture and (2) immediately after giving effect to such transaction there will be no default in the performance of any such obligations. (Section 801)

The Note Indenture provides that neither we nor our subsidiaries may issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, lien, pledge or other encumbrance ("Mortgages") upon any property of ours or our subsidiaries without effectively providing that the debt securities of each series issued under the Note Indenture (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with those debt securities) are secured equally and ratably with (or prior to) such Debt so long as such Debt is so secured, except that this restriction will not apply to:

(1) Mortgages to secure Debt issued under

•	the Indenture, dated April 1, 1993, between SCE&G and The Bank of New York Mellon Trust Company, N.A. (successor to NationsBank of Georgia, National Association), as Trustee, and

•
the Mortgage and Security Agreement, dated August 21, 1992, between GENCO and The Prudential Insurance Company of America, as amended and restated by the Second Amended and Restated Mortgage and Security Agreement dated May 30, 2008, between GENCO and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent,

each as amended and supplemented to date and as it may be hereafter amended and supplemented from time to time ("Existing Mortgages"), or any extension, renewal or replacement of any of them;

(2) Mortgages affecting property of a corporation existing at the time it becomes our subsidiary or at the time it is merged into or consolidated with us or one of our subsidiaries;

(3) Mortgages on property existing at the time of acquisition thereof or incurred to secure payment of all or part of the purchase price thereof or to secure Debt incurred prior to, at the time of, or within 12 months after the acquisition for the purpose of financing all or part of the purchase price thereof;

(4) Mortgages on any property to secure all or part of the cost of construction or improvements thereon or Debt incurred to provide funds for such purpose in a principal amount not exceeding the cost of such construction or improvements;

(5) Mortgages which secure only an indebtedness owing by one of our subsidiaries to us or to another of our subsidiaries;

(6) certain Mortgages to government entities, including mortgages to secure debt incurred in pollution control or industrial revenue bond financings;

(7) Mortgages required by any contract or statute in order to permit us or one of our subsidiaries to perform any contract or subcontract made with or at the request of the United States of America, any state or any department, agency or instrumentality or political subdivision of either;

(8) Mortgages to secure loans to us or to our subsidiaries maturing within 12 months from the creation thereof and made in the ordinary course of business;

(9) Mortgages on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration, drilling or development thereof or to secure Debt incurred to provide funds for any such purpose;

(10) Mortgages existing on the date of the Note Indenture;

(11) "Excepted Encumbrances" and "Permitted Encumbrances" as such terms are defined in any of the Existing Mortgages;

(12) certain Mortgages typically incurred in the ordinary course of business or arising from any litigation or any legal proceeding which is currently being contested in good faith; and

(13) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (2) through (12), which does not increase the amount of debt secured thereby at the time of the renewal, extension or modification.

Notwithstanding the foregoing, the Note Indenture provides that we and any or all of our subsidiaries may, without securing the debt securities, issue, assume or guarantee Debt secured by Mortgages in an aggregate principal amount which (not including Debt permitted to be secured under clauses (1) to (13) inclusive above) does not at any one time exceed 10% of the Consolidated Net Tangible Assets (as hereinafter defined) of us and our subsidiaries. (Section 1009)

"Consolidated Net Tangible Assets" is defined as the total amount of assets appearing on the consolidated balance sheet of us and our subsidiaries subtracting, without duplication, the following:

•	all reserves for depreciation and other asset valuation reserves but excluding reserves for deferred federal income taxes;

•	all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense; and

•	all appropriate adjustments on account of minority interests of other persons holding voting stock in any of our subsidiaries. (Section 101)

Modification, Waiver and Meetings

We may, without the consent of any holders of outstanding debt securities, enter into supplemental indentures for, including but not limited to, the following purposes:

•	to add to our covenants for the benefit of the holders or to surrender a right or power conferred upon us in the Note Indenture,

•	to secure the debt securities,

•	to establish the form or terms of any series of debt securities, or

•	to make certain other modifications, generally of a ministerial or immaterial nature. (Section 901)

We may amend the Note Indenture for other purposes only with the consent of the holders of a majority in principal amount of each affected series of outstanding debt securities. However, we may not amend the Note Indenture without the consent of the holder of each affected outstanding debt security for the following purposes:

•
to change the stated maturity or redemption date of the principal of, or any installment of interest on, any debt security or to reduce the principal amount, the interest rate of, any other amount payable in respect of or any premium payable on the redemption of any debt security;

•
to reduce the principal amount of any debt security which is an Original Issue Discount Security (as defined in the Note Indenture) that would be due upon a declaration of acceleration of that security's maturity;

•	to change the place or currency of any payment of principal of or any premium or interest on any debt security;

•	to impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity or redemption date of that debt security;

•
to reduce the percentage in principal amount of outstanding debt securities of any series for which the consent of the holders is required to modify or amend the Note Indenture or to waive compliance with certain provisions of the Note Indenture, or reduce certain quorum or voting requirements of the Note Indenture; or

•
to modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to modify other provisions of the Note Indenture or waive any past default thereunder. (Section 902)

Except with respect to certain fundamental provisions, the holders of a majority in principal amount of outstanding debt securities of any series may waive past defaults with respect to that series and may waive our compliance with certain provisions of the Note Indenture with respect to that series. (Sections 513 and 1010)

We, the Note Trustee or the holders of at least 10% in principal amount of the outstanding debt securities of the applicable series, may at any time call a meeting of the holders of debt securities of a particular series, and notice of that meeting will be given in accordance with "Notices" below. (Section 1402) Any resolution passed or decision taken at any meeting of holders of debt securities of a particular series duly held in accordance with the Note Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called for the holders of debt securities of a particular series to adopt a resolution, and at any reconvened meeting, will be a majority in principal amount of the outstanding debt securities of that series. (Section 1404)

Notices

Notices to holders of the Notes will be given by mail to the addresses of such holders as they appear in the security register. (Section 106)

Defeasance

If we deposit with the Note Trustee, money or Federal Securities (as defined in the Note Indenture) sufficient to pay, when due, the principal, premium (if any) and interest due on the Notes, then we will be discharged from any and all obligations with respect to the Notes, except for certain continuing obligations to register the transfer or exchange of those debt securities, to maintain paying agencies and to hold moneys for payment in trust. (Section 401)

Our Relationship with the Note Trustee

The Note Trustee and/or one or more of its affiliates may be lenders under our, or our subsidiaries', credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries. The Note Trustee will be permitted to engage in other transactions with us and/or our subsidiaries; however, if the Note Trustee acquires any conflicting interest, as defined in the Trust Indenture Act or provided under the Note Indenture, it must eliminate the conflict or resign.

DESCRIPTION OF THE COMMON STOCK

General

The rights of holders of the Common Stock are currently governed by the South Carolina Business Corporation Act of 1988 (the “SCBCA”), Title 35, Chapter 2 of the Code of Laws of South Carolina 1976, as amended (the “Business Combination Statutes”), and the restated articles of incorporation and bylaws of SCANA, copies of which restated articles of incorporation and bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The following summary describes the material rights of SCANA's shareholders. The summaries under this heading are not detailed. Whenever particular provisions of the restated articles of incorporation or bylaws of

SCANA are referred to, those statements are qualified by reference to those restated articles of incorporation or bylaws, as applicable.

Authorized Capital Stock: Under the SCBCA, a corporation may not issue a greater number of shares than have been authorized by its articles of incorporation. The authorized capital stock of SCANA consists of 200,000,000 shares of SCANA common stock, without par value, and no shares of preferred stock. At the close of business on February 28, 2018, 142,916,917 shares of our common stock were issued, of which 142,638,371 were outstanding. At February 28, 2018, not more than 13.8 million shares of our common stock were reserved for issuance pursuant to our benefit plans and our Investor Plus Plan.

Voting: Holders of the Common Stock are entitled to one vote, in person or by proxy, for each share held on the applicable record date with respect to each matter submitted to a vote at a meeting of stockholders, and may not cumulate their votes.

Dividends: Holders of the Common Stock are entitled to receive dividends as and when declared by our board of directors out of funds legally available therefor.

Liquidation Rights: In the event we liquidate, dissolve or wind up our affairs, the holders of the Common Stock would be entitled to share ratably in all of our assets available for distribution to shareholders of our common stock remaining after payment in full of liabilities.

Other Rights: Holders of the Common Stock do not have preemptive rights to subscribe for additional shares when we offer for sale additional shares of our common stock nor are they liable to further capital calls or to assessments by us. The Common Stock does not have any sinking fund or conversion provisions.

Listing: The Common Stock is listed on The New York Stock Exchange under the symbol “SCG”.

Transfer Agent and Registrar: The transfer agent and registrar for the Common Stock is currently Equiniti Trust Company.

Provisions Relating to Change in Control

SCANA’s restated articles of incorporation and bylaws, the SCBCA and the Business Combination Statutes contain provisions which could have the effect of delaying, deferring or preventing a change in control of SCANA. These provisions are summarized below.

Corporate Governance Provisions

SCANA’s restated articles of incorporation provide that its board of directors is subdivided into three classes, with each class as nearly equal in number of directors as possible. Each class of directors serves for three years and one class is elected each year. SCANA currently has nine directors (in classes with terms expiring in 2018, 2019 and 2020). SCANA’s restated articles of incorporation and bylaws provide that:

•	the authorized number of directors may range from a minimum of nine to a maximum of 20, as determined from time to time by the directors;

•	directors can be removed except for cause only by the affirmative vote of the holders of 80 percent of the shares of SCANA's stock who are entitled to vote; and

•
vacancies and newly created directorships on SCANA's board of directors can be filled by a majority vote of the remaining directors then in office, even though less than a quorum is present when the vote was held, and any new director elected to fill a vacancy will serve until the next shareholders' meeting at which directors of any class are elected.

Anti-Takeover Provisions and Prevention of Greenmail

Certain provisions of SCANA’s restated articles of incorporation and bylaws, the SCBCA and the Business Combination Statutes may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire our business. These provisions might discourage some potentially interested purchaser from attempting a unilateral takeover bid for us on terms which some shareholders might favor.

The SCBCA provides that any merger, share exchange or sale of substantially all of SCANA’s assets must be approved by holders of at least two-thirds of SCANA shares outstanding. Abstentions and broker non-votes have the effect of a vote against any such proposed transaction. As described in the following paragraphs, greater or additional voting requirements may apply in certain circumstances.

SCANA’s restated articles of incorporation provide that any “business combination” involving SCANA and any “related person” or any affiliate or associate of a related person must be approved by holders of at least 80% of SCANA common stock. However, such higher vote is not required if (i) the business combination is approved by a majority of the directors who are not the related person or an affiliate or associate of the related person and who were directors immediately before the related person became a related person, (ii) the business combination is solely with a subsidiary of SCANA and does not have the effect of increasing the voting power of the related person or (iii) the business combination satisfies certain minimum price and other standards and no “extraordinary event” occurs after the related person becomes a related person and prior to the business combination, all as described in SCANA’s restated articles of incorporation.
For purposes of these provisions:

•	a “related person” means any person (with certain exceptions) who is the beneficial owner of more than 10% of SCANA common stock;

•
a “business combination” means any of the following transactions, when entered into by SCANA or a subsidiary of SCANA with, or upon a proposal by or on behalf of, a related person: (a) a merger or completion of a plan of share exchange of SCANA or any subsidiary, (b) the sale, lease, mortgage, pledge, transfer or other disposition other than in the ordinary course of business of assets of SCANA or any subsidiary having an aggregate fair market value of $10 million or more, (c) the issuance or transfer by SCANA or any subsidiary of any securities of SCANA or that subsidiary, other than proportionately to all SCANA shareholders or such subsidiary, (d) the adoption of any plan or proposal for the liquidation or dissolution of SCANA, (e) a reclassification of securities, recapitalization or other transaction (whether or not involving a related person) which has the effect of increasing the voting power of a related person in the capital stock of SCANA or any subsidiary, or (f) any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing; and

•
an “extraordinary event” means, as to any business combination and any related person, any of the following events that is not approved by a majority of all SCANA directors who are not related persons or affiliates, associates or representatives of related persons and who were directors immediately prior to the time such related person became a related person, including but not limited to: (a) any reduction in the annual rate of dividends on SCANA common stock or failure to increase such annual rate to reflect any reclassification, recapitalization, reorganization or any similar transaction that reduces the number of outstanding shares of SCANA common stock, (b) the receipt by a related person of any direct or indirect benefit from any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by SCANA or its subsidiaries, whether in anticipation of or in connection with the business combination or otherwise or (c) any increase in the number of shares of common stock that the related person owns, except in a transaction that does not increase the related person’s percentage of ownership thereof.

The Business Combination Statutes contain several provisions relating to transactions with interested shareholders (holders of more than 10% of the voting power of a corporation’s outstanding voting shares or any person who currently is or was within the two years prior to such transaction an affiliate or associate of such interested shareholder). The Business Combination Statutes prohibit a South Carolina corporation from engaging in a business combination of the type described in the foregoing paragraph (except that only such sales, leases, mortgages, pledges, transfers or other dispositions of assets which represent at least ten percent of the assets, earning power or net income, determined on a consolidated basis, or aggregate market value of the outstanding shares, of such corporation shall be taken into account) with an interested shareholder unless such business combination meets the requirements of the corporation’s articles of incorporation and either (i) is approved by (a) such corporation’s board of directors prior to the date the interested shareholder first becomes an interested shareholder (“share acquisition date”), or (b) affirmative vote of the holders of a majority of the outstanding voting shares not beneficially owned by the interested shareholder (or any affiliate or associate thereof), at a meeting called for that purpose no earlier than two years after the interested shareholder’s share acquisition date, or (ii) satisfies certain minimum price and other standards described in the Business Combination Statutes. However, if such business combination occurs during the two years following the interested shareholder’s share acquisition date, such business combination must also be approved by a majority of disinterested directors. For purposes of these provisions, a director of a corporation is disinterested if the director is not a present or former officer or employee of such corporation. The Business Combination Statutes permit corporations to opt out of the business combinations provisions. SCANA has not opted out.

The Business Combination Statutes also contain provisions regulating certain control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a South Carolina public corporation to meet or exceed certain threshold voting percentages (20%, 33 1/3%, or 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee-director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

The Business Combination Statutes permit a South Carolina corporation to redeem the shares purchased by an acquiring person in a control share acquisition if so authorized in a corporation’s articles of incorporation or bylaws before a control share acquisition has occurred, and if the acquiring person fails to deliver a statement to such corporation listing information required by the Business Combination Statutes or if the shareholders vote not to grant voting rights to the acquiring person. Neither SCANA’s restated articles of incorporation nor our bylaws contain such authorizations. The Business Combination Statutes permit corporations to opt out of the control share acquisition provisions. SCANA has not opted out.

SCANA’s restated articles of incorporation also require the approval of the holders of a majority of the outstanding shares of SCANA’s common stock before SCANA may purchase any outstanding shares of its common stock from any person known by SCANA to be an owner of more than three percent of SCANA’s common stock, which we refer to as a selling shareholder, who has purchased or agreed to purchase any of such shares within the most recent two-year period at a price known by SCANA to be above “market price” (unless SCANA purchases such shares on the same terms as a result of an offer by SCANA to purchase all of the outstanding shares of SCANA common stock). For purposes of the vote required to approve such transaction with a selling shareholder, the shares of SCANA common stock held by such selling shareholder shall be counted as having abstained regardless of how they have been voted. For purposes of these provisions, “market price” means the highest closing sale price, during the 30-day period immediately preceding the date in question, of a share of SCANA common stock on the composite tape for New York Stock Exchange issues.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

General

SCE&G will issue the Bonds in one or more series under an Indenture, dated as of April 1, 1993, as supplemented (the “Mortgage”), between SCE&G and The Bank of New York Mellon Trust Company, N.A. (successor to NationsBank of Georgia, National Association), as trustee (the "Bond Trustee"). The term "Bonds" in this prospectus also includes all other debt securities issued and outstanding under the Mortgage. A copy of the Mortgage has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The information under this heading "DESCRIPTION OF THE FIRST MORTGAGE BONDS" briefly outlines some of the provisions of the Mortgage. Please review the Mortgage that we filed with the SEC for a full statement of those provisions. See "WHERE YOU CAN FIND MORE INFORMATION" on how to obtain a copy of the Mortgage. You may also review the Mortgage at the Bond Trustee's offices at 200 Ashford Center North, Suite 550, Atlanta, Georgia 30338.

Capitalized terms used and defined under this heading "DESCRIPTION OF THE FIRST MORTGAGE BONDS" have the meanings given such terms as defined herein. Capitalized terms used under this heading "DESCRIPTION OF THE FIRST MORTGAGE BONDS" which are not otherwise defined in this prospectus have the meanings given those terms in the Mortgage. The summaries under this heading "DESCRIPTION OF THE FIRST MORTGAGE BONDS" are not detailed. Whenever particular provisions of the Mortgage or terms defined in the Mortgage are referred to, those statements are qualified by reference to the Mortgage. References to article and section numbers under this heading "DESCRIPTION OF THE FIRST MORTGAGE BONDS," unless otherwise indicated, are references to article and section numbers of the Mortgage.

Provisions of a Particular Series

The Bonds of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. Unless otherwise provided in the terms of a series, a series may be reopened, without notice to or consent of any holder of outstanding Bonds, for issuances of additional Bonds of that series. Each prospectus supplement relating to a series of Bonds which accompanies this prospectus will set forth the following information to describe the series of Bonds, unless the information is the same as the information included in this section:

•	the title of the series of Bonds;

•	the aggregate principal amount and any limit upon the aggregate principal amount of the series of Bonds;

•	the date or dates on which the principal of the series of Bonds will be payable, and any right that we have to change the date on which principal is payable;

•	the rate or rates at which the series of Bonds will bear interest, if any (or the method of calculating the rate);

•	the date or dates from which the interest will accrue;

•	the dates on which the interest will be payable ("Interest Payment Dates");

•	the record dates for the interest payable on the Interest Payment Dates;

•	any option on our part to redeem the series of Bonds and redemption terms and conditions;

•
any obligation on our part to redeem or purchase the series of Bonds in accordance with any sinking fund or analogous provisions or at the option of the holder and the relevant terms and conditions for that redemption or purchase;

•	the denominations of the series of Bonds, if other than $1,000 and integral multiples thereof;

•
if the amount of the principal of or premium (if any) or interest on the series of Bonds is determined with reference to an index or other facts or events ascertainable outside of the Mortgage, the manner in which such amount may be determined;

•	any variation to the definition of "Business Day" as defined in the Mortgage;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal amount;

•	whether the series of Bonds is subject to a book-entry system of transfers and payments; and

•	any other particular terms of the series of Bonds and of its offering. (Section 201)

Payment of Bonds; Transfers; Exchanges

We will pay any interest which is due on each New Bond to the person in whose name that New Bond is registered as of the close of business on the record date relating to the Interest Payment Date. (Section 207) However, we will pay interest which is payable when the Bonds mature (whether the Bonds mature on their stated date of maturity, the date the Bonds are redeemed or otherwise) to the person to whom the relevant principal payment on the Bonds is to be paid.

We will pay principal of, and any premium and interest on, the Bonds at our office or agency in Atlanta, Georgia (currently, the Bond Trustee). The applicable prospectus supplement for any series of Bonds will specify any other place of payment and any other paying agent. We may change the place at which the Bonds will be payable, may appoint one or more additional paying agents (including us) and may remove any paying agent, all at our discretion. (Section 702)

Except as provided in a prospectus supplement, if principal of or premium (if any) or interest on the Bonds is payable on a day which is not a Business Day, payment thereof may be postponed to the next succeeding Business Day, and no additional interest will accrue as a result of the delayed payment. (Section 116)

"Business Day" means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in Atlanta, Georgia are generally authorized or required by law, regulation or executive order to remain closed. (Section 101)

You may transfer or exchange the Bonds for other Bonds of the same series, in authorized denominations, and of like tenor and aggregate principal amount, at our office or agency in Atlanta, Georgia (currently, the Bond Trustee). At our discretion, we may change the place for registration and transfer of the Bonds, and we may appoint one or more additional security registrars (including us) and remove any security registrar. The prospectus supplement will identify any additional place for registration of transfer and any additional security registrar. You are not responsible for paying a service charge for any transfer or exchange of the Bonds, but you may have to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Bonds. (Section 205)

Redemption

The Bonds are subject to redemption, as set forth in the relevant prospectus supplement, only upon notice by mail (unless waived) not less than 30 days (or such other period set forth in the relevant prospectus supplement) prior to the redemption date. If less than all the Bonds of a series are to be redeemed, the particular Bonds to be redeemed will be selected by the method as shall be provided for any particular series, or in the absence of any such provision, by any method as the security registrar deems fair and appropriate. (Sections 109, 903 and 904)

We may, in any notice of redemption, make any redemption conditional upon receipt by the Bond Trustee, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Bond Trustee has not received that money, we will not be required to redeem those Bonds and we will then give notice to that effect. (Section 904)

Security

General

The Bonds of each series will be equally and ratably secured under the Mortgage. The Bonds are secured by the lien of the Mortgage on substantially all of our properties used in the generation, purchase, transmission, distribution and sale of electricity which have not been released from, or transferred not subject to, the lien of the Mortgage, and any other property which we may elect to subject to the lien of the Mortgage. (Granting Clauses)

If we merge or are consolidated with another corporation and certain conditions set forth in the Mortgage are satisfied, the existing mortgage or deed of trust or similar indenture entered into by such corporation may be designated as a "Class A Mortgage" and bonds issued thereunder would be "Class A Bonds" for purpose of the Mortgage. In that event, the Bonds will be secured, additionally, by such Class A Bonds as may be issued under the Class A Mortgage and deposited with the Bond Trustee and by the lien of the Mortgage, which lien would be junior to the lien of Class A Mortgage with respect to the property subject to such Class A Mortgage. (Section 1206) Presently, we have no Class A Bonds outstanding.

Lien of the Mortgage

The lien of the Mortgage is subject to the prior first mortgage lien of a Class A Mortgage, if any, liens on after-acquired property existing at the time of acquisition and various permitted liens, including:

•	tax liens, mechanics', materialmen's and similar liens and certain employees' liens, in each case, which are not delinquent or which are being contested,

•
certain judgment liens and easements, reservations and rights of others (including governmental entities) in, and defects of title to, the property subject to the lien of the Mortgage which do not materially impair its use by us,

•	certain leases, and

•	certain other liens (including but not limited to liens which are immaterial to our operations) and encumbrances. (Granting Clauses and Section 101)

The following, among other things, are excepted from the lien of the Mortgage:

•	cash and securities not held under the Mortgage,

•	contracts, leases and other agreements, bills, notes and other instruments, receivables, claims, certain intellectual property rights and other general intangibles,

•	automotive and similar vehicles, movable equipment, and railroad, marine and flight equipment,

•	all goods, stock in trade, wares and merchandise held for sale in the ordinary course of business,

•	fuel (including nuclear fuel assemblies), materials, supplies and other personal property consumable in the operation of our business,

•	portable equipment,

•	furniture and furnishings,

•	computers, machinery and equipment used exclusively for corporate administrative or clerical purposes,

•	electric energy, gas, steam, water and other products generated, produced or purchased,

•	substances mined, extracted or otherwise separated from the land and all rights thereto, leasehold interests, and

•	with certain exceptions, all property which is located outside of the State of South Carolina or Columbia County, Georgia. (Granting Clauses)

The Mortgage contains provisions subjecting (with certain exceptions and limitations and subject to the prior lien of a Class A Mortgage, if any, and the provisions of the U.S. Bankruptcy Code) after-acquired electric utility property to the lien of the Mortgage. (Granting Clauses) Notwithstanding the foregoing, it may be necessary to comply with applicable recording requirements to perfect such lien on after-acquired electric utility property.

The Mortgage provides that the Bond Trustee has a lien upon the property subject to the lien of the Mortgage, for the payment of its compensation and expenses. This Bond Trustee's lien is prior to the lien on behalf of the holders of the Bonds. (Section 1607)

Issuance of Bonds

The maximum principal amount of Bonds which we may issue under the Mortgage is unlimited. Under the Mortgage, Bonds may be authenticated and delivered, upon receipt by the Bond Trustee of a supplemental indenture, a board resolution or an officer's certificate pursuant thereto, together with a company order to the Bond Trustee, an opinion of counsel and an officer's certificate, subject to the further requirements of the Mortgage described below. (Sections 201 and 301)

We may issue Bonds of any series from time to time on the basis of, and in an aggregate principal amount not exceeding the sum of:

•	the aggregate principal amount of Class A Bonds issued and delivered to the Bond Trustee and designated by us as the basis for such issuance,

•
70% of the amount of Unfunded Net Property Additions (generally defined as Property Additions (net of retirements) which have not been made or deemed to have been made the basis of the authentication and delivery of Bonds or used for other purposes under the Mortgage),

•	the aggregate principal amount of retired Bonds, and

•	cash deposited with the Bond Trustee. (Sections 101, 104 and 302 and Articles Four, Five and Six)

Property Additions are generally defined to include any property subject to the lien of the Mortgage (the "Mortgaged Property") which we may elect to designate as such, except (with certain exceptions) goodwill, going concern value, intangible property or any property the cost of acquisition or construction of which is properly chargeable to an operating expense account. (Sections 101 and 104)

Based upon Property Additions certified to the Bond Trustee on December 19, 2017 as of November 30, 2017 (the last date of certification of Property Additions under the Mortgage), we have Unfunded Net Property Additions of approximately $753.8 million, sufficient to permit the issuance of approximately $527.6 million of additional Bonds on the basis thereof. At February 28, 2018, we had $491.0 million of credits from the retirement of Bonds under the Mortgage, which may be used as the basis for the authentication of additional Bonds under the Mortgage.

With certain exceptions in the case of Bonds issued on the basis of Class A Bonds and retired Bonds as described above, we can issue Bonds only if our Adjusted Net Earnings (as defined in the Mortgage) for 12 consecutive months within the preceding 18 months is at least twice the Annual Interest Requirements (as defined in the Mortgage) on:

•	all Bonds at the time outstanding,

•	the Bonds then applied for, and

•	all outstanding Class A Bonds, if any, other than Class A Bonds held by the Bond Trustee under the Mortgage. (Sections 103, 301, 302 and 501)

Release of Property

We may obtain the release of property from the lien of the Mortgage either upon the basis of an equal amount of Unfunded Net Property Additions or upon the basis of the deposit of cash or a credit for retired Bonds. We may also obtain the release of property upon the basis of the release of the property from the lien of a Class A Mortgage, if any. (Article Ten)

Withdrawal of Cash

We may withdraw cash deposited as the basis for the issuance of Bonds and cash representing certain payments in respect of Class A Bonds, if any, designated as the basis for the issuance of Bonds or the withdrawal of cash ("Designated Class A Bonds") upon the basis of (1) Unfunded Net Property Additions in an amount equal to ten-sevenths of such cash, (2) an equal amount of retired Bonds or (3) an equal amount of Class A Bonds which are not Designated Class A Bonds. (Sections 601 and 1202) In addition, we may withdraw cash upon the basis of (a) an equal amount of Unfunded Net Property Additions, or (b) ten-sevenths of the amount of retired Bonds, or may apply such cash to (y) the purchase of Bonds (at prices not exceeding ten-sevenths of the principal amount thereof) or (z) the redemption or payment at stated maturity of Bonds. (Sections 601 and 1005)

Modification of Mortgage

We may, without the consent of any holders of outstanding Bonds, enter into supplemental indentures for, including but not limited to, the following purposes:

•	to add to our covenants for the benefit of the holders or to surrender a right or power conferred upon us in the Mortgage,

•	to correct or amplify the description of any property at any time subject to the lien of the Mortgage, or to subject to the lien of the Mortgage additional property,

•	to establish the form or terms of any series of Bonds,

•	to make any other changes to or eliminate provision of the Mortgage required or contemplated by the Trust Indenture Act, or

•	to make certain other modifications, generally of a ministerial or immaterial nature. (Section 1701)

We may amend the Mortgage for other purposes only with the consent of the holders of a majority in principal amount of the Bonds then outstanding, considered as one class, unless such amendment directly affects the rights of the holders of Bonds of one or more, but less than all, series, in which case only the consent of the holders of a majority in principal amount of the affected series of the Bonds then outstanding, considered as one class, need be obtained. However, without the consent of the holder of each affected outstanding Bond, we may not amend the Mortgage for the following purposes:

•
to change the stated maturity of the principal of, or any installment of principal of or interest on, any Bond or to reduce the principal amount, the interest rate of, any other amount payable in respect of or any premium payable on the redemption of any Bond;

•	to reduce the principal amount of any Bond which is a Discount Security (as defined in the Mortgage) that would be due upon a declaration of acceleration of that Bond's maturity;

•	to change the currency of any payment of principal of or any premium or interest on any Bond;

•	to impair the right to institute suit for the enforcement of any payment on or with respect to any Bond after the stated maturity or redemption date of that Bond;

•
to permit the creation of any lien ranking prior to the lien of the Mortgage with respect to all or substantially all of the Mortgage Property or terminate the lien of the Mortgage on all or substantially all of the Mortgaged Property, or otherwise deprive such holder of the benefit of the security of the lien of the Mortgage;

•
reduce the percentage in principal amount of outstanding Bonds of any series for which the consent of the holders is required to modify or amend the Mortgage or to waive compliance with certain provisions of the Indenture, or reduce certain quorum or voting requirements of the Mortgage; or

•	to modify the foregoing requirements or reduce the percentage of outstanding Bonds necessary to modify other provisions of the Mortgage or waive any past default thereunder. (Section 1702)

Events of Default

Each of the following events is an Event of Default under the Mortgage:

•	We fail to make payments of principal or premium within three Business Days, or interest within 60 days, after the due date,

•	We fail to perform or breach any other covenant or warranty for a period of 90 days after notice,

•	We file for bankruptcy or certain other events involving insolvency, receivership or bankruptcy occur, or

•	We default under any Class A Mortgage. (Section 1101)

If an Event of Default occurs and is continuing, either the Bond Trustee or the Holders of 25% in principal amount of the Outstanding Bonds may declare the principal amount of all of the Outstanding Bonds to be immediately due and payable. After the declaration of acceleration has been made, but before the sale of any of the Mortgaged Property and before the Bond Trustee has obtained a judgment or decree for payment of money, the Event of Default giving rise to such declaration of acceleration will be deemed to be waived, and such declaration and its consequences will be rescinded and annulled, if we (a) pay to the Bond Trustee all overdue interest, principal and any premium on any Outstanding Bonds and (b) cure any other such Event of Default. (Sections 1102 and 1117)

The Holders of a majority in principal amount of the Outstanding Bonds may direct the time, method and place of conducting any proceeding for the enforcement of the Mortgage available to the Bond Trustee or exercising any trust or power conferred on the Bond Trustee. No Holder of any Bond has the right to institute any proceeding with respect to the Mortgage, or for the appointment of a receiver or for any other remedy thereunder, unless:

•	that Holder previously gave written notice of a continuing Event of Default to the Bond Trustee,

•	the Holders of a majority in principal amount of Outstanding Bonds have offered to the Bond Trustee reasonable indemnity against costs and liabilities and requested that the Bond Trustee take action,

•	the Bond Trustee declined to take action for 60 days, and

•	the Holders of a majority in principal amount of Outstanding Bonds have given no inconsistent direction during such 60-day period;

provided, however, that each Holder of a Bond has the right to enforce payment of that Bond when due. (Sections 1111, 1112 and 1116)

In addition to the rights and remedies provided in the Mortgage, the Bond Trustee may exercise any right or remedy available to the Bond Trustee in its capacity as the owner and holder of Class A Bonds, if any, which arises as a result of a default under any Class A Mortgage. (Section 1119)

Defeasance; Satisfaction and Discharge

Upon receipt by the Bond Trustee of moneys or Eligible Obligations (as defined in the Mortgage), or both, sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Bonds together with a company order and opinion of counsel required by the Mortgage, the holders of the Bonds or portions thereof in respect of which such deposit was made will no longer be entitled to the benefit of certain of our covenants under the Mortgage, and the Bond Trustee will, upon receipt of a company order as required by the Mortgage, will acknowledge in writing that such Bonds or portions thereof are deemed to have been paid for purposes of the Mortgage and that our entire indebtedness in respect of the Mortgage has been deemed to have been satisfied and discharged. Notwithstanding the satisfaction and discharge of any Bonds as described above, certain of our obligations and the obligations of the Bond Trustee shall survive. (Section 1301)

Restrictions on Payment of Dividends

The Mortgage prohibits us from declaring and paying dividends on any shares of our common stock except from either (1) the excess (the "Surplus") of our net assets over our Capital (as defined herein) or (2) if there is no Surplus, our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; provided, that no dividends may be declared if and while our Capital is significantly impaired as described in the Mortgage. "Capital" is defined in the Mortgage to mean the part of the consideration we received for any shares of our capital stock as determined by our board of directors to be capital or, if our board has not made such a determination, the aggregate par amount of shares having a par value plus the amount of consideration for such shares without par value. All of the outstanding shares of our common stock are held of record by SCANA. (Section 711)

Evidence of Compliance and Indemnification of Bond Trustee

The Trust Indenture Act requires that we give the Bond Trustee, at least annually, a brief statement as to our compliance with the conditions and covenants under the Mortgage and periodically deliver reports, information and other documents to the Bond Trustee and file certain documents with the SEC. (Article Eight)

The Bond Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Mortgage at the request or direction of any Holder pursuant to the Mortgage, unless such Holder shall have offered to the Bond Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. (Section 1603)

Our Relationship with the Bond Trustee

The Bond Trustee and/or one or more of its affiliates, may be lenders under our, or our subsidiaries' or affiliates', credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries or affiliates. The Bond Trustee will be permitted to engage in other transactions with us and/or our subsidiaries or affiliates; however, if the Bond Trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

BOOK-ENTRY SYSTEM

If provided in the applicable prospectus supplement, except under the circumstances described therein, we will issue each of the Notes or Bonds sold pursuant to this prospectus (the "Securities") as one or more global certificates (each a "Global Certificate"), each of which will represent beneficial interests in the Securities. We will deposit those Global Certificates with, or on behalf of The Depository Trust Company, New York, New York (“DTC”) or another depository which we subsequently designate (collectively, the "Depository") relating to the Securities, and register them in the name of a nominee of the Depository.

So long as the Depository, or its nominee, is the registered owner of a Global Certificate, the Depository or its nominee, as the case may be, will be considered the owner of that Global Certificate. We will make payments of principal of, any premium, and interest on the Global Certificate to the Depository or its nominee, as the case may be, as the registered owner of that Global Certificate. Except as set forth in the applicable prospectus supplement, owners of a beneficial interest in a Global Certificate will not be entitled to have any individual Securities registered in their names, will not receive or be entitled to receive physical delivery of any Securities and will not be considered the owners of Securities.

Accordingly, to exercise any of the rights of the registered owners of the Securities, each person holding a beneficial interest in a Global Certificate must rely on the procedures of the Depository. If that person is not a DTC participant, then that person must also rely on procedures of the DTC participant through which that person holds its interest.

PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities described in this prospectus to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution, and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts, sales commissions and other items constituting underwriters' compensation;

•	any public offering price;

•	any commissions payable to agents;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only those underwriters identified in the applicable prospectus supplement are deemed to be underwriters in connection with the securities offered in the applicable prospectus supplement.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named in a prospectus supplement relating to such securities. Commissions payable by us to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

Sales of the Common Stock may be made in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act, including sales made directly on The New York Stock Exchange or sales made to or through a market maker other than on an exchange.

Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.

Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, and their controlling persons, and agents may be entitled, under agreements entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this registration statement by reference from SCANA’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of SCANA’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an emphasis of matter paragraph regarding legal, legislative, and regulatory matters that may result in material impacts to results and the liquidity of the Company as a result of the abandoned Nuclear Project; and, (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule, incorporated in this registration statement by reference from SCE&G’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an emphasis of matter paragraph regarding legal, legislative, and regulatory matters that may result in material impacts to results and the liquidity of the Company as a result of the abandoned Nuclear Project), which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

McNair Law Firm, P.A., of Columbia, South Carolina, and Jim Odell Stuckey, Esq., our Senior Vice President and General Counsel, will pass upon the validity of the securities for us. Troutman Sanders LLP, of Richmond, Virginia, may pass upon certain legal matters in connection with the securities for any underwriters, dealers or agents and, in passing upon such legal matters, Troutman Sanders LLP is entitled to rely as to all matters of South Carolina law upon the opinion of Jim Odell Stuckey, Esq. From time to time, Troutman Sanders LLP renders legal services to us and certain of our subsidiaries. Jim Odell Stuckey, Esq., will rely as to matters of New York law upon the opinion of Troutman Sanders LLP.

At February 28, 2018, Jim Odell Stuckey, Esq., owned beneficially approximately 1,016 shares of SCANA's Common Stock, including shares acquired by the trustee under SCANA's 401(k) Retirement Savings Plan by use of contributions made by Mr. Stuckey and earnings thereon and including shares purchased by that trustee by use of SCANA contributions and earnings thereon.

SCANA CORPORATION
Medium Term Notes
Common Stock

SOUTH CAROLINA ELECTRIC & GAS COMPANY
First Mortgage Bonds
Prospectus

March 16, 2018

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

Securities and Exchange Commission filing fee        $* Printing and Delivery Expense        ** Blue Sky and Legal fees        ** Rating Agency fees        ** Trustee fees        ** Accounting services        ** Listing fees        ** Transfer Agent fees        ** Miscellaneous        ** Total        **

* To be deferred pursuant to Rule 456(b) and calculated in connection with the offering of securities under this registration statement pursuant to Rule 457(r).
** Estimated expenses not presently known. Each prospectus supplement will reflect estimated expenses based on the amount of the related offering.

Item 15. Indemnification of Directors and Officers

The South Carolina Business Corporation Act of 1988 (the “SCBCA”) permits a corporation to indemnify its directors and officers against liability incurred in all proceedings if such directors and officers (i) conducted themselves in good faith, (ii) reasonably believed, in the case of conduct in their official capacities with the corporation, that their conduct was in the corporation’s best interest and, in all other cases, that their conduct was at least not opposed to its best interest or, in the case of conduct with respect to an employee benefit plan, for a purpose reasonably believed to be in the interests of the participants and beneficiaries of such plan, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe their conduct was unlawful; provided, however, such directors and officers may not be indemnified in connection with a proceeding in which they are adjudged liable to the corporation or any other proceeding charging that such directors or officers received any improper personal benefit in which they are adjudged liable on that basis.

SCANA’s restated articles of incorporation provide that SCANA’s directors will not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) any breach of their duty of loyalty to SCANA or its shareholders, (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) authorizing any illegal dividends or redemptions or (iv) any transaction from which the director derived improper personal benefit. This provision applies only to claims against directors arising out of their role as directors and not in any other capacity. Directors remain liable for violations of the federal securities laws, and SCANA retains the right to pursue legal remedies other than monetary damages, such as an injunction or rescission for breach of the director’s duty of care.

SCANA has entered into an indemnification agreement with each of its directors and certain of its officers and its subsidiaries’ officers. The indemnification agreements generally provide that SCANA will indemnify each of the covered directors and officers for claims arising in such person’s capacity as a director, officer, employee or other agent of SCANA or its subsidiaries, including SCE&G, provided that, among other things, such director and/or officer acted in good faith and with a view to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable grounds for believing that his or her conduct was unlawful. The indemnification agreements also provide for payment for or reimbursement of reasonable expenses incurred by an indemnitee who is a party to a proceeding in advance of final disposition of the proceeding under certain circumstances.

In addition, SCANA’s restated articles of incorporation eliminate or limit the liability of its directors only to the maximum extent permitted by the SCBCA or any successor law or laws, and provides that any repeal or modification of such protection by the SCANA shareholders shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

SCANA has purchased directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of SCANA against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by SCANA and (2) SCANA to the extent that it indemnifies such directors and officers for losses as permitted under the laws of South Carolina.

Item 16. Exhibits

Exhibits required to be filed with this registration statement are listed in the following Exhibit Index. Certain of such exhibits which have heretofore been filed with the SEC and which are designated by reference to their exhibit numbers in prior filings are hereby incorporated herein by reference and made a part hereof.

Item 17. Undertakings

(a)    Each of the undersigned registrants hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by such registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)Each prospectus filed by such registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)    That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

Each of the undersigned registrants undertakes that in a primary offering of securities of the applicable undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the applicable undersigned registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the applicable undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the applicable undersigned registrant or used or referred to by such undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the applicable undersigned registrant or their securities provided by or on behalf of such undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the applicable undersigned registrant to the purchaser.

(6)        To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

(b)        The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SCANA Corporation, the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cayce, State of South Carolina, on March 16, 2018.

(REGISTRANT)    SCANA Corporation

By:
(Name & Title):    Jimmy E. Addison
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

(i) Principal executive officer:

By:
(Name & Title):    Jimmy E. Addison
Chief Executive Officer and President
Date:    March 16, 2018

(ii) Principal financial officer:

By:
(Name & Title):    Iris N. Griffin
Senior Vice President and Chief Financial Officer
Date:    March 16, 2018

(iii) Principal accounting officer:

By:
(Name & Title):    James E. Swan IV
Vice President and Controller
Date:    March 16, 2018

(iv) Directors*:

G. E. Aliff, J. A. Bennett, J. F. A. V. Cecil, S. A. Decker, D. M. Hagood, L. M. Miller, J. W. Roquemore, M. K. Sloan and A. Trujillo

*Signed on behalf of each of these persons by Jim Odell Stuckey, Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, South Carolina Electric & Gas Company, the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cayce, State of South Carolina, on March 16, 2018.

(REGISTRANT)    South Carolina Electric & Gas Company

By:
(Name & Title):    Jimmy E. Addison
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

(i) Principal executive officer:

By:
(Name & Title):    Jimmy E. Addison
Chief Executive Officer
Date:    March 16, 2018

(ii) Principal financial officer:

By:
(Name & Title):    Iris N. Griffin
Senior Vice President and Chief Financial Officer
Date:    March 16, 2018

(iii) Principal accounting officer:

By:
(Name & Title):    James E. Swan IV
Vice President and Controller
Date:    March 16, 2018

(iv) Directors*:

G. E. Aliff, J. A. Bennett, J. F. A. V. Cecil, S. A. Decker, D. M. Hagood, L. M. Miller, J. W. Roquemore, M. K. Sloan and A. Trujillo

*Signed on behalf of each of these persons by Jim Odell Stuckey, Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Applicable to Form S-3 of
No.	SCANA	SCE&G	Description
1.01	X		Form of Underwriting Agreement relating to Medium Term Notes (To be filed by amendment or as an exhibit to a subsequent Current Report on Form 8-K)
1.02	X		Form of Underwriting Agreement relating to Common Stock (To be filed by amendment or as an exhibit to a subsequent Current Report on Form 8-K)
1.03		X	Form of Underwriting Agreement relating to First Mortgage Bonds (To be filed by amendment or as an exhibit to a subsequent Current Report on Form 8-K)
2.01	X
Agreement and Plan of Merger by and among Dominion Energy, Inc., Sedona Corp., and SCANA Corporation ("SCANA"), dated as of January 2, 2018 (Filed as Exhibit 2.1 to Form 8-K on January 5, 2018 (File No. 001-08809 (SCANA)) and incorporated by reference herein)

2.02	X
Agreement and Plan of Merger, dated as of February 16, 1999 as amended and restated as of May 10, 1999, by and among Public Service Company of North Carolina, Incorporated, SCANA, New Sub I, Inc. and New Sub II, Inc. (Filed as Exhibit 2.1 to SCANA Form S-4 on May 11, 1999 and incorporated by reference herein)

3.01	X
Restated Articles of Incorporation of SCANA, as adopted on April 26, 1989 (Filed as Exhibit 3-A to Registration Statement No. 33-49145 and incorporated by reference herein). (Filed on paper - hyperlink is not required pursuant to Rule 105 of Regulation S-T)

3.02	X		Articles of Amendment dated April 27, 1995 (Filed as Exhibit 4-A to Registration Statement No. 33-62421 and incorporated by reference herein)
3.03	X		Articles of Amendment effective April 25, 2011 (Filed as Exhibit 4.03 to Registration Statement No. 333-174796 and incorporated by reference herein)
3.04		X
Restated Articles of Incorporation of South Carolina Electric & Gas Company ("SCE&G"), as adopted on December 30, 2009 (Filed as Exhibit 1 to Form 8-A (File Number 000-53860) and incorporated by reference herein)

3.05	X		By-Laws of SCANA as amended and restated as of December 30, 2016 (Filed as Exhibit 3.05 to Form 10-K for the period ended December 31, 2016 (File No. 001-08809) and incorporated by reference herein)
3.06		X	By-Laws of SCE&G as revised and amended on February 22, 2001 (Filed as Exhibit 3.05 to Registration Statement No. 333-65460 and incorporated by reference herein)
4.01	X	X
Articles of Exchange of SCE&G and SCANA (Filed as Exhibit 4-A to Post-Effective Amendment No. 1 to Registration Statement No. 2-90438 and incorporated by reference herein). (Filed on paper - hyperlink is not required pursuant to Rule 105 of Regulation S-T)

4.02	X
Indenture dated as of November 1, 1989 between SCANA and The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York), as Trustee (Filed as Exhibit 4-A to Registration Statement No. 33-32107). (Filed on paper - hyperlink is not required pursuant to Rule 105 of Regulation S-T)

4.03		X
Indenture dated as of April 1, 1993 from SCE&G to The Bank of New York Mellon Trust Company, N.A. (as successor to NationsBank of Georgia, National Association), as Trustee (Filed as Exhibit 4-F to Registration Statement No. 33-49421). (Filed on paper - hyperlink is not required pursuant to Rule 105 of Regulation S-T)

4.04		X
First Supplemental Indenture to Indenture referred to in Exhibit 4.03 dated as of June 1, 1993 (Filed as Exhibit 4-G to Registration Statement No. 33-49421). (Filed on paper - hyperlink is not required pursuant to Rule 105 of Regulation S-T)

4.05		X
Second Supplemental Indenture to Indenture referred to in Exhibit 4.03 dated as of June 15, 1993 (Filed as Exhibit 4-G to Registration Statement No. 33-57955). (Filed on paper - hyperlink is not required pursuant to Rule 105 of Regulation S-T)

4.06		X
Third Supplemental Indenture to Indenture referred to in Exhibit 4.03 dated as of September 1, 2013 (Filed as Exhibit 4.12 to Post-Effective Amendment to Registration Statement No. 333-184426-01 and incorporated by reference herein)

4.07	X		Form of Medium Term Notes (Filed herewith)
4.08		X	Form of First Mortgage Bonds (Filed herewith)
5.01	X		Opinion of Jim Odell Stuckey, Esq. Re legality of Medium Term Notes and Common Stock (Filed herewith)
5.02	X		Opinion of Troutman Sanders LLP Re legality of Medium Term Notes (Filed herewith)
5.03		X	Opinion of Jim Odell Stuckey, Esq. Re legality of First Mortgage Bonds (Filed herewith)
12.01	X	X	Statements Re Computation of Ratios (Filed herewith)
23.01	X		Consent of Deloitte & Touche LLP (Filed herewith)
23.02		X	Consent of Deloitte & Touche LLP (Filed herewith)
23.03	X		Consent of Jim Odell Stuckey, Esq. (Filed herewith as part of opinion filed as Exhibit 5.01)
23.04	X		Consent of Troutman Sanders LLP (Filed herewith as part of opinion filed as Exhibit 5.02)
23.05		X	Consent of Jim Odell Stuckey, Esq. (Filed herewith as part of opinion filed as Exhibit 5.03)
24.01	X		Power of Attorney (Filed herewith)
24.02		X	Power of Attorney (Filed herewith)
25.01	X		Statement of eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee of Medium Term Notes (Form T-1) (Filed herewith)
25.02		X	Statement of eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee of First Mortgage Bonds (Form T-1) (Filed herewith)
26.01			Invitations for Competitive Bids (Not applicable)